Exhibit 99.1

Media Contact:

Gerri Dyrek

Group Vice President, Corporate Communications

Digital River, Inc.

+1 952-225-3719

publicrelations@digitalriver.com

Investor Relations Contact:

Melissa Fisher

Vice President, Corporate Development, Investor Relations & Treasury

Digital River, Inc.

+1 952 225-3351

investorrelations@digitalriver.com

Digital River Announces Completion of Acquisition by Investor Group Led by Siris Capital Group

MINNEAPOLIS — Feb. 12, 2015 — Digital River, Inc. (“Digital River”), a leading global provider of Commerce-as-a-Service solutions, today announced the completion of its acquisition by an investor group led by Siris Capital Group, LLC (“Siris”). The execution of a definitive merger agreement outlining the terms of the transaction, which is valued at approximately $840 million, was initially announced on October 23, 2014. In the transaction, all outstanding shares of Digital River common stock (subject to certain exceptions) were converted into the right to receive $26 in cash per share.

Digital River’s stockholders approved the acquisition on Thursday, February 12, 2015.  Based on a tabulation of the stockholder vote, approximately 99.6 percent of all votes cast, which represents approximately 73.9 percent of all outstanding shares as of January 7, 2015, the record date for the special meeting, were voted in favor of the merger.  Digital River stockholders also approved the proposal to approve, on an advisory (non-binding) basis, specified compensation payable to the Company’s named executive officers in connection with the merger.

In connection with the completion of the transaction, Digital River’s common stock will be delisted from NASDAQ, and the Company, which will continue to operate as Digital River, Inc., will be wholly owned by an affiliate of Siris. Digital River intends to thereafter terminate its duties to file reports with the Securities and Exchange Commission under Section 15(d) of the Securities Exchange Act of 1934, as amended.

“With 20 years of experience, a deep bench of industry experts and a strong portfolio of global capabilities, Digital River is in a prime position to further extend its market leadership,” said Dan Moloney, Siris executive partner. “We are pleased to have completed this transaction and look forward to working with the management team and employees to further advance the company’s value proposition, investing and innovating to help its clients succeed.”

“We are excited to begin this new chapter in Digital River’s history with Siris as our partner,” said David Dobson, Digital River’s chief executive officer. “We will be well positioned to sharpen our focus on longer-term, high-potential global opportunities, accelerate our transformation, as well as deliver even more value for our clients. We are fully committed to furthering our mission, which is to provide best-in-class commerce, payments and marketing solutions that drive growth for our clients on a worldwide basis.”

About Digital River, Inc.

Backed by 20 years of ecommerce experience, Digital River is recognized as a leading global provider of Commerce-as-a-Service solutions. Companies of all sizes rely on Digital River’s multi-tenant, SaaS commerce, payments and marketing services to manage and grow their online businesses. In 2013, Digital River processed more than $30 billion in online transactions, connecting B2B and B2C digital products and cloud service companies as well as branded manufacturers with buyers across multiple devices and channels, and nearly every country in the world.

Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate website, read the Digital River Blog, follow the company on Twitter or call +1 952-253-1234.

About Siris Capital Group

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work exclusively with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

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